Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-191297 on Form S-8 of our report dated March 25, 2014, relating to the financial statements of BIND Therapeutics, Inc. appearing in this Annual Report on Form 10-K of BIND Therapeutics, Inc. for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 25, 2014